Exhibit 99.1

CONSENT OF PERSON ABOUT TO BECOME DIRECTOR

     I hereby consent to being named in this Registration Statement as a person who may become a director of International Game Technology.

/s/ Thomas J. Matthews
Thomas J. Matthews

Dated: August 17, 2001